Comstock Acquires Development Site in Rockville, MD Development expands Comstock’s transit-oriented position adjacent to Rockville Metro Station RESTON, Va. — December 26, 2023 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock”), a leading asset manager, developer, and operator of mixed-use and transit-oriented properties in the Washington, D.C. region, announced today that it has completed the acquisition of an 18,150 square foot land parcel located at 41 Maryland Avenue in Rockville, Md. (“Comstock 41”) through a wholly owned subsidiary for $1.5 million. This investment property sits adjacent to a pair of 250-unit luxury residential towers, BLVD Ansel and BLVD Forty-Four, which were acquired by a joint venture of Comstock and an affiliated entity in 2021 and 2022, respectfully. Comstock 41, currently a surface parking lot, has existing entitlements for at least 117 dwelling units and approximately 11,000 square feet of retail space. “This strategic, debt-free acquisition of entitled land adjacent to Comstock assets at Rockville Metro Station provides an opportunity to further grow revenue and earnings” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We look forward to working with the City of Rockville to expand our market leading residential presence adjacent to the terminus station on Metro’s Red Line and maximize the positive impact on the Rockville Town Center neighborhood.” About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use and transit- oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and includes stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com. Cautionary Statement Regarding Forward-Looking Statements This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks," or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. Any number of important factors could cause actual results to differ materially from those in the forward- looking statements. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise. Comstock Media Contact Melanie McKee publicrelations@comstock.com 301-785-6327 Exhibit 99.1